EXHIBIT 10.3

                AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment to Employment Agreement (this "Amendment") is made by and between Continental Airlines, Inc., a Delaware corporation ("Company"), and Gregory D. Brenneman ("Executive").

                            Recitals:

     WHEREAS, Company and Executive are parties to that certain
Amended and Restated Employment Agreement dated as of November 20, 1998 (the "Existing Agreement"); and

     WHEREAS, the Board of Directors of the Company, and the Human Resources Committee of the Board of Directors of the Company, by resolutions duly adopted on May 18, 1999, have authorized the execution and delivery of this Amendment; and

     WHEREAS, Company and Executive desire to amend the Existing
Agreement as hereinafter set forth;

     NOW THEREFORE, in consideration of the premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Section 4.7(iii) of the Existing Agreement (the definition of "Flight Benefits") is hereby amended to read in its entirety as follows:

          ""Flight Benefits" shall mean flight benefits on each airline operated by the Company or any of its affiliates or any successor or successors thereto (the "CO system"), consisting of the highest priority space available flight passes for Executive and Executive's eligible family members (as such eligibility is in effect on May 18, 1999), a Universal Air Travel Plan (UATP) card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to the Company or any successor or successors thereto (a "Similar Card")) in Executive's name for charging on an annual basis up to the applicable Annual Travel Limit (as hereinafter defined) with respect to such year in value (valued identically to the calculation of imputed income resulting from such flight benefits described below) of flights (in any fare class) on the CO system for Executive, Executive's spouse, Executive's family and significant others as determined by Executive, a Platinum Elite OnePass Card (or similar highest category successor frequent flyer card) in Executive's name for use on the CO system, a membership for Executive and Executive's spouse in the Company's President's Club (or any successor program maintained in the CO system) and payment by the Company to Executive of an annual amount (not to exceed in any year the applicable Annual Gross Up Limit (as hereinafter defined) with respect to such year) sufficient to pay, on an after tax basis (i.e., after the payment by Executive of all taxes on such amount), the U.S. federal, state and local income taxes on imputed income resulting from such flights (such imputed income to be calculated during the term of such Flight Benefits at the lowest published fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare, or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law) or resulting from any other flight benefits extended to Executive as a result of Executive's service as an executive of the Company;"


     2. The last paragraph of Section 4.7 (Certain Definitions and Additional Terms), which immediately follows the last numbered subsection of Section 4.7, is hereby deleted and replaced in its entirety as follows:

          "As used for purposes of Flight Benefits, with respect to any year, the term "Annual Travel Limit" shall mean an amount (initially $50,000), which amount shall be adjusted (i) annually (beginning with the year 2000) by multiplying such amount by a fraction, the numerator of which shall be the Company's average fare per revenue passenger for its jet operations (excluding regional jets) with respect to the applicable year as reported in its Annual Report on Form 10-K (or, if not so reported, as determined by the Company's independent auditors) (the "Average Fare") for such year, and the denominator of which shall be the Average Fare for the prior year, (ii) annually to add thereto any portion of such amount unused since the year 1999, and (iii) after adjustments described in clauses (i) and (ii) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by the Company as of May 18, 1999), so as to preserve the benefit of $50,000 annually (adjusted in accordance with clauses (i) and (ii) above) of flights relative to the valuations resulting from the valuation methodology used by the Company as of May 18, 1999 (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the valuation methodology used by the Company as of May 18, 1999, then the Annual Travel Limit would be increased by 15% to $57,500, assuming no other adjustments pursuant to clauses (i) and (ii) above). In determining any adjustment pursuant to clause (iii) above, the Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clauses (i) or
          (ii) above) will be provided to Executive upon request. The Company will promptly notify Executive in writing of any adjustments to the Annual Travel Limit described in this paragraph.

          As used for purposes of Flight Benefits, with respect to any year, the term "Annual Gross Up Limit" shall mean an amount (initially $10,000), which amount shall be adjusted (i) annually (beginning with the year 2000) by multiplying such amount by a fraction, the numerator of which shall be the Average Fare for such year, and the denominator of which shall be the Average Fare for the prior year, (ii) annually to add thereto any portion of such amount unused since the year 1999, and (iii) after adjustments described in clauses (i) and (ii) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by the Company as of May 18, 1999), so as to preserve the benefit of $10,000 annually (adjusted in accordance with clauses (i) and (ii) above) of tax gross up relative to the valuations resulting from the valuation methodology used by the Company as of May 18, 1999 (e.g., if a change in the valuation methodology results, on average, in flights being valued 15% higher than the valuation that would result using the valuation methodology used by the Company as of May 18, 1999, then the Annual Gross Up Limit would be increased by 15% to $11,500, assuming no other adjustments pursuant to clauses (i) and (ii) above). In determining any adjustment pursuant to clause (iii) above, the Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clauses (i) or (ii)
          above) will be provided to Executive upon request.   The
          Company will promptly notify Executive in writing of any adjustments to the Annual Gross Up Limit described in this paragraph.

          As used for purposes of Flight Benefits, a year may consist of twelve consecutive months other than a calendar year, it being the Company's practice as of May 18, 1999 for purposes of Flight Benefits for a year to commence on December 1 and end on the following November 30 (for example, the twelve-month period from December 1, 1998 to November 30, 1999 is considered the year 1999 for purposes of Flight Benefits); provided that all calculations for purposes of clause (i) in the prior two paragraphs shall be with respect to fiscal years of the Company.

          As used for purposes of Flight Benefits, the term "affiliates" of the Company means any entity controlled by, controlling, or under common control with the Company, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity.

          No tickets issued on the CO system in connection with the Flight Benefits may be purchased other than directly from the Company or its successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by Executive or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued. Executive agrees that, after receipt of an invoice or other accounting statement therefor, he will promptly (and in any event within 45 days after receipt of such invoice or other accounting statement) reimburse the Company for all charges on his UATP card (or Similar Card) which are not for flights on the CO system and which are not otherwise reimbursable to Executive under the provisions of paragraph 3.7(ii) hereof, or which are for tickets in
          excess of the applicable Annual Travel Limit.   Executive
          agrees that the credit availability under Executive's UATP card (or Similar Card) may be suspended if Executive does not timely reimburse the Company as described in the foregoing sentence or if Executive exceeds the applicable Annual Travel Limit with respect to a year; provided, that, immediately upon the Company's receipt of Executive's reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit, beginning the next following year and after such reimbursement), the credit availability under Executive's UATP card (or Similar Card) will be restored.

          The sole cost to Executive of flights on the CO system pursuant to use of Executive's Flight Benefits will be the imputed income with respect to flights on the CO system charged on Executive's UATP card (or Similar
          Card), calculated throughout the term of Executive's Flight Benefits at the lowest published fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law, and reported to Executive as required by applicable law. With respect to any period for which the Company is obligated to provide the tax gross up described above, Executive will provide to the Company, upon request, a calculation or other evidence of Executive's marginal tax rate sufficient to permit the Company to calculate accurately the amount to be paid to Executive.

          Executive will be issued a UATP card (or Similar Card), a Platinum Elite OnePass Card (or similar highest category successor frequent flyer card), a membership card in the Company's Presidents Club (or any successor program maintained in the CO system) for Executive and Executive's spouse, and an appropriate flight pass identification card, each valid at all times during the term of Executive's Flight Benefits."


     3. The Existing Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall continue in full force and effect in accordance with its terms.


                             *******

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 19th day of May, 1999.


                              CONTINENTAL AIRLINES, INC.



                              By: ____________________________
                                  Jeffery A. Smisek
                                  Executive Vice President


                              EXECUTIVE



                              _________________________________
                              Gregory D. Brenneman